Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 and related Prospectus of SouthCrest Financial Group, Inc. of our report dated April 1, 2021, relating to the consolidated financial statements of SouthCrest Financial Group, Inc. for the year ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ PORTER KEADLE MOORE, LLC

Atlanta, Georgia
May 28, 2021